CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement No. 333-167629 on Form N-2 of our report dated May 30, 2012, relating to the financial statements of Man Long Short Fund appearing in the Annual Report on Form N-CSR of Man Long Short Fund for the year ended March 31, 2012 and to the references to us under the heading “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm and Legal Counsel” in the Statement of Additional Information which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

June 20, 2012